ARTICLES OF AMENDMENT
                                     to the
                            ARTICLES OF INCORPORATION
                                       of
                           WESTERN COUNTRY CLUBS, INC.

        Pursuant to Section 7-106-102 of the Colorado Business Corporation Act, Western Country Clubs, Inc (the "Corporation") adopts the following Articles of Amendment to its Articles of Incorporation:

     1. The name of the corporation is Western Country Clubs, Inc.

     2. The Articles of Incorporation hereby are amended to include Exhibit A attached hereto, which designates a series of the Corporation's preferred stock (the "Series A Cumulative Convertible Redeemable Preferred Stock") and sets forth the preferences, limitations and relative rights of such preferred stock.

     3. This Amendment was duly adopted by the Board of Directors on June 13, 1997.

        On behalf of Western Country Clubs, Inc., James E. Blacketer, by his signature set forth below, does hereby confirm, under penalties of perjury, that the foregoing Articles of Amendment to the Articles of Incorporation of Western Country Clubs, Inc. are a true and correct copy of said document.


                                              WESTERN COUNTRY CLUBS, INC.

                                            By: /s/ James E. Blacketer
                                                  James E. Blacketer, President




                                    EXHIBIT A


        RESOLVED, that a series of the class of authorized Preferred Stock of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

        Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Cumulative Convertible Redeemable Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting such series shall be five hundred thousand (500,000).

        Section 2. Dividends and Distributions. The holders of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, semi-annual dividends payable in cash on the first banking day of each January and July in each year (each such date being referred to as a "Dividend Payment Date") at the rate of $.60 per share ($1.20 per share annually).

        Such dividends shall be cumulative and the Corporation shall accrue an amount equal to the dividend payable if and when dividends are not paid in full on the Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. The Board of Directors may fix a record date for the determination of holders of Series A Preferred Stock entitled to receive payment of a declared dividend, which record date shall be no more than 60 days prior to the date fixed for payment.

        The Corporation shall have declared and paid in full or set apart for payment dividends on the Series A Preferred Stock at the annual rate of $1.20 per share commencing upon issuance, less any cash dividends previously declared and paid in full on the Series A Preferred Stock, before the Corporation may (A)

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pay  dividends  on,  make any other  distributions  on, or redeem or purchase or otherwise acquire for consideration any class of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for, or out of the net cash proceeds from the sale of, other shares of any such junior stock,
(B) pay dividends on or make any other distributions on any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable in proportion to the total amounts to which the holders of all such shares are then entitled, (C) redeem or purchase or otherwise acquire for consideration any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking
junior  to  the  preferred  stock,   (D)  purchase  or  otherwise   acquire  for
consideration any shares of the Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective Series And classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could purchase such shares at such time and in such manner.

        In case the Corporation at any time or from time to time shall (A) issue immediately exercisable rights or warrants to all holders of shares of its Common Stock entitling them to subscribe for or purchase shares of its Common Stock (or securities convertible into its Common Stock) at a price per share (or having a conversion price per share) less than the Current Market Price per share of Common Stock (as defined in Section 7) on the record date fixed for the determination of shareholders entitled to receive such right or warrant, or (B) declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of other or additional stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its subsidiaries by way of dividend or spin-off, reclassification, recapitalization or similar corporate rearrangement) on its Common Stock, other than a dividend payable in cash or shares of the Corporation's Common Stock or rights or warrants to subscribe for shares of the Corporation's Common Stock, then the Board of Directors shall, at the same time or times, declare, order, pay and make a dividend or other distribution on each share of Series A
Preferred Stock that is equivalent to such dividend or other distribution declared, ordered, paid or made on each share of Common Stock, multiplied by the number of shares of Common Stock into which a share of Series A Preferred Stock would be convertible on the record date for such action.

     Section 3. Voting Rights. The holders of Series A Preferred Stock shall have the following voting rights:

        (A) Each share of Series A Preferred Stock shall entitle its holder to one vote for each share of Common Stock into which that share of Series A Preferred Stock would be convertible on the record date;

        (B) Except as otherwise provided herein or by law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of the Corporation's shareholders;

        (C) The consent of the holders of at least a majority of the outstanding shares of the Series A Preferred Stock, voting separately as a single class, in person or by proxy, either in writing without a meeting or at a special or annual meeting of shareholders called for the purpose, shall be necessary to (i) create, authorize, or issue any stock ranking on a parity with or senior to (whether as to dividends, liquidations, dissolution, or winding up) the Series A Preferred Stock; (ii) create, authorize, or issue any securities convertible into, or warrants, options, or similar rights to acquire stock ranking on a parity with or senior to (whether as to dividends, liquidation, dissolution, or winding up) the Series A Preferred Stock; or (iii) amend the preferences and rights of the Series A Preferred Stock, in any manner that would materially alter the relative rights and preferences of the Series A Preferred Stock so as to adversely affect holders thereof. Notwithstanding the foregoing or anything

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herein to the  contrary,  no  approval  by the holders of the Series A Preferred
Stock, voting as a class, shall be required for the approval of any amendment that effects the division of the Series A Preferred Stock into a greater number of shares or creates other series of Preferred Stock, which may be junior to the Series A Preferred Stock.

        Section 4. Reacquired Stock. Any shares of the Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors.

        Section 5. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (A) to the holders of stock ranking junior to the Series A Preferred Stock unless, prior thereto, the holders of Series A Preferred Stock shall have received $12.00 per share plus an amount equal to any declared but unpaid dividends thereon, or (B) to the holders of stock ranking on a parity with the Series A Preferred Stock, unless distributions are made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

        Neither the merger or consolidation or reorganization of this Corporation with or into another corporation nor the sale, lease, or transfer of all or substantially all the Corporation's assets shall be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 5.

     Section 6. Conversion. The Corporation shall have the right to convert shares of Series A Preferred Stock pursuant to the following provisions:

        (A) At any time and from time to time after the first anniversary of the issuance of the Series A Preferred Stock, the Corporation shall have the right, at its sole option and election, to convert the shares of the Series A Preferred Stock, in whole or in part, and in the manner hereinafter set forth, into fully paid and non-assessable shares of Common Stock of the Corporation. The number of shares of Common Stock shall be determined by dividing (i) the liquidation preference of each share of the Series A Preferred Stock plus all any declared but unpaid dividends thereon, by (ii) the Closing Price per share of Common Stock for last five Trading Days of the immediately preceding calendar quarter discounted by 20% (as the capitalized terms are defined in Section 7). The resulting product shall then be rounded to the nearest one-hundredth of a share to produce the "Conversion Rate". The Board of Directors of the Corporation may appropriately adjust the Conversion Rate in light of stock splits or combinations or Section 7 events and may establish procedures by which this conversion shall occur.

        (B) If less than all of the Series A Preferred Stock at the time outstanding are to be converted, the shares to be converted shall be converted on a pro rata basis;

        (C) Notice of any conversion of the Series A Preferred Stock shall be mailed at least 30, but not more than 60, days prior to the date fixed for conversion to each holder of Series A Preferred Stock, at such holder's address as it appears on the books of the Corporation. To facilitate the conversion of the Series A Preferred Stock, the Board of Directors may fix a record date for the determination of holders of Series A Preferred Stock to be converted, or may cause the transfer books of the Corporation to be closed for the transfer of the Series A Preferred Stock, not more than 60 days prior to the date fixed for such conversion;

        (D) The Corporation shall not be required to issue fractional shares of Common Stock upon conversion, but shall aggregate the number of fractional shares otherwise issuable to a converting holder to maximize the number of whole shares issuable, and shall pay any remaining fractional share in cash based on the Current Market Price.

        (E) The number of shares of Common Stock into which each share of the Series A Preferred Stock is convertible shall be adjusted from time to time as follows:

               (i) In case the Corporation shall at any time or from time to time declare or pay any dividend on its Common Stock payable in its

        Common Stock or effect a subdivision of the outstanding shares of its Common Stock into a greater number of shares of Common Stock (by reclassification or otherwise than by payment of a dividend in its Common Stock), then, and in each such case, the number of shares of Common Stock into which each share of the Series A Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (a) the number of shares of Common Stock into which such share was convertible immediately prior to the occurrence of such event by (b) a fraction, the numerator of which is the sum of (I) the number of shares of Common Stock into which such share was convertible immediately prior to the occurrence of such event plus (II) the number of shares of Common Stock which such holder would have been entitled to receive in connection with the occurrence of such event had such share been converted immediately prior thereto, and the denominator of which is the number of shares of Common Stock determined in accordance with clause (I) above. An adjustment made pursuant to this subparagraph (E)(i) shall become effective (a) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend, or (b) in the case of any such subdivision, at the close of business on the day immediately prior to the day upon which such corporate action becomes effective;

               (ii) In case the Corporation at any time or from time to time shall combine or consolidate the outstanding shares of its Common Stock into a lesser number of shares of Common Stock, by reclassification or otherwise, then, and in each such case, the number of shares of Common Stock into which each share of the Series A Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (a) the number of shares of Common Stock into which such share was convertible immediately prior to the occurrence of such event by (b) a fraction, the numerator of which is the number of shares which the holder would have owned after giving effect to such event had such share been converted immediately prior to the occurrence of such event and the denominator of which is the number of Common Shares into which such share was convertible immediately prior to the occurrence of such event. An adjustment made pursuant to this subparagraph (E)(ii) shall become effective at the close of business on the day immediately prior to the day upon which such corporate action becomes effective;

        (F) If any adjustment in the number of shares of Common Stock into which each share of the Series A Preferred Stock may be converted required pursuant to this Section 6 would result is an increase or decrease of less than one percent of the number of shares of Common Stock into which each share of the Series A Preferred Stock is then convertible, the amount of any such adjustment shall be carried forward and adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least one percent of the number of shares of Common Stock into which each share of the Series A Preferred Stock is then convertible. All calculations under this paragraph (D) shall be made to the nearest one-hundredth of a share;

        (G) The notice of any conversion may be accompanied by a letter of transmittal, which shall instruct the holder regarding the surrender of the certificate or certificates representing the share of Series A Preferred Stock to be converted and shall request the holder to provide the Corporation with instructions regarding the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. As promptly as practicable, the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock of the Corporation to which the holder of the Series A Preferred Stock so converted shall be entitled; or (ii) if less than the full number of shares of the Series A Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted; and
(iii) payment for any fractional share. Such conversions shall be deemed to have been made at the close of business on the date of giving of notice of conversion, and the rights of the holder of the shares of the Series A Preferred Stock to be converted shall cease except for the right to receive Common Stock of the Corporation in accordance herewith, and the converting holder shall be treated for all purposes as having become the record holder of such Common Stock of the Corporation at such time;

        (H) The Corporation shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock of the Corporation issues upon the conversion of all outstanding shares of the Series A Preferred Stock; and

        (I) Shares of the Series A Preferred Stock may not be converted after the close of business on the third business day preceding the date fixed for redemption of such shares pursuant to Section 9.

        Section 7. Adjustments For Consolidation, Merger, Etc. In case the Corporation, (A) shall consolidate with or merge into any other person and shall not be the continuing or surviving corporation of such consolidation or merger,
(B) shall permit any other person to consolidate with or merge into the Corporation and the Corporation shall be the continuing or surviving person, but, in connection with such consolidation or merger, the Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property, (C) shall transfer all or substantially all of its properties or its assets to any other person, or (D) shall effect a capital reorganization or reclassification of the Common Stock (other than a capital reorganization or reclassification resulting in the issue of additional shares of Common Stock for which adjustment is provided in Section 6), then, and in each such case, prior provisions shall be made so that each share of Series A Preferred Stock then outstanding shall be converted into, or exchanged for, one share of preferred stock (the "Substitute Preferred Stock") of the "Acquiring Corporation" (as hereinafter defined) entitling the holder thereof to all of the rights, powers, privileges and preferences with respect to the Acquiring Corporation to which the holder of a share of Series A Preferred Stock is entitled with respect to the Corporation, and being subject with respect to the Acquiring Corporation to the qualifications, limitations and restrictions to which a share of Series A Preferred Stock is subject with respect to the Corporation, except that in lieu of and notwithstanding the provisions for conversion set forth in Section 6, each share of Substitute Preferred Stock shall be convertible at any time, at the option of the holder thereof, into the number of shares of "Voting Common Stock" (as hereinafter defined) of the Acquiring Corporation or, if the Acquiring Corporation shall not meet the requirements of the proviso hereto, its "Parent" (as hereinafter defined), subject to adjustments (subsequent to consummation of such transaction) as nearly equivalent as possible to the adjustments provided for in Section 6 and this Section 7, determined by multiplying the number of shares of Common Stock into which each share of the Series A Preferred Stock was convertible immediately prior to consummation of such transaction by a fraction, the numerator of which is the "Acquisition Price" (as hereinafter defined) and the denominator of which is the lesser of (a) the Current Market Price (as hereinafter defined) per share of the Voting Common Stock of the Acquiring Corporation or its Parent, as the case may be, on the date of such consummation or (b) the Current Market Price per share of the Voting Common Stock of the Acquiring Corporation or its Parent, as the case may be, on the date of such conversion. Notwithstanding anything contained herein to the contrary, the Corporation will not effect any of the transactions described in clauses (A) through (D) above unless, prior to the consummation thereof, each corporation, including this Corporation, which may be required to deliver any stock, securities, cash or other property to the holders of shares of the Series A Preferred Stock shall assume, by written instrument delivered to each transfer agent of the Series A Preferred Stock, the obligation to deliver to such holder such shares of stock, securities, cash or other property to which, in accordance with the foregoing provisions, such holder may be entitled and each such corporation shall have furnished to each such transfer agent an opinion of counsel for such corporation, stating that such assumption agreement is legal, valid and binding upon such corporation.

        For purposes of this Section 7, the term "Voting Common Stock" with respect to any corporation shall mean the common stock of such corporation ordinarily entitled to elect a majority of the directors constituting the full board of directors of such corporation; the term "Acquiring Corporation" shall mean the continuing or surviving corporation of a consolidation or merger with the Corporation (if other than the Corporation), the transferee of all or substantially all of the properties and assets of this Corporation, the corporation consolidating with or merging into the Corporation in a consolidation or merger in which the Corporation is the continuing or surviving person, but in connection with which the Common Stock of the Corporation is changed into or exchanged for the stock or other securities of any other person or cash or any other property, or, in case of a capital reorganization or reclassification, the Corporation; the term "Parent" shall mean, as to any Acquiring Corporation, any corporation which (i) controls the Acquiring

Corporation directly or indirectly through one or more intermediaries, (ii) is required to include the Acquiring Corporation in the consolidated financial statements contained in such Parent's Annual Reports on Form 10-K and (iii) is not itself included in the consolidated financial statements of any other person (other than its consolidated subsidiaries); and the term "Acquisition Price" shall mean, as applied to the Common Stock, the greatest of whichever of the following are applicable: (1) the Current Market Price per share of Common Stock on the date on which any transaction to which this Section 7 applies is consummated; (2) if a purchase, tender or exchange offer is made by the Acquiring Corporation (or by any of its Affiliates) to the holders of the Common Stock and such offer is accepted by the holders of more than 50% of the outstanding shares of Common Stock, the greater of (x) the price determined in accordance with the provisions of the foregoing clause (1) of this definition and (y) the Current Market Price per share of Common Stock on the date of acceptance of such offer by the holders of more than 50% of the outstanding shares of Common Stock; and (3) the highest price (in cash or Fair Market Value of securities or other property) paid for a share of Common Stock of which the Acquiring Person is the Beneficial Owner and acquired by the holder thereof during the one year immediately preceding the Stock Acquisition Date or in the transaction in which such Acquiring Person.

        The term "Current Market Price" shall mean, as applied to any class of stock on any date, the average of the daily "Closing Prices" (as hereinafter defined) for the 20 consecutive "Trading Days" (as hereinafter defined) immediately prior to the date in question; provided, however, that in the event that the Current Market Price per share of Common Stock is determined during a period following the announcement by the Corporation of a dividend or distribution on its Common Stock payable in shares of its Common Stock or securities convertible into shares of its Common Stock, and prior to the expiration of twenty Trading Days after the ex-dividend date for such dividend or distribution, then, and in each such case, the Current Market Price shall be appropriately adjusted to reflect the Current Market Price per Common Stock equivalent. The term "Closing Price" on any day shall mean the last sales price, regular way, per share of such stock on such day, or, if no such sale takes place on such day, the closing bid price, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of such stock are listed or admitted to trading or, if the shares of such stock are not listed or admitted to trading on any national securities exchange, the closing bid price in the Nasdaq System. The term "Trading Day" shall mean a day on which the principal national securities exchange on which shares of such stock are listed or admitted to trading is open for the transaction of business or, if the shares of such stock are not listed or admitted to trading on any national securities exchange, a Monday, Tuesday, Wednesday, Thursday or Friday on which national banking institutions are not authorized or obligated by law or executive order to close.

        Section 8. Reports as to Adjustments. Whenever the number of shares of Common Stock into which the shares of the Series A Preferred Stock are convertible is adjusted as provided in Section 6, the Corporation shall promptly compute such adjustment and furnish to each transfer agent for the Series A Preferred Stock a certificate, signed by a principal financial officer of the Corporation, setting forth the number of shares of Common Stock into which each share of the Series A Preferred Stock is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment will become effective

        Section 9. Redemption. The Corporation shall have the right to redeem shares of Series A Preferred Stock pursuant to the following provisions:

        (A) At any time and from time to time after the first anniversary of the issuance of the Series A Preferred Stock, the Corporation shall have the right, at its sole option and election, to redeem the shares of the Series A Preferred Stock, in whole or in part, at a redemption price of $13.20 per share, plus an amount equal to all declared but unpaid dividends thereon;

        (B) If less than all of the Series A Preferred Stock at the time outstanding are to be redeemed, the shares to be redeemed shall be redeemed on a pro rata basis;

        (C) Notice of any redemption of the Series A Preferred Stock shall be mailed at least 30, but not more than 60, days prior to the date fixed for redemption to each holder of Series A Preferred Stock to be redeemed, at such holder's address as it appears on the books of the Corporation. In order to facilitate the redemption of the Series A Preferred Stock, the Board of Directors may fix a record date for the determination of holders of Series A

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Preferred  Stock  to be  redeemed,  or  may  cause  the  transfer  books  of the
Corporation to be closed for the transfer of the Series A Preferred Stock, not more than 60 days prior to the date fixed for such redemption;

        (D) On the redemption date specified in the notice given pursuant to paragraph (C), the Corporation shall, and at any time after such notice shall have been mailed and before such redemption date the Corporation may, deposit for the pro rata benefit of the holders of the shares of the Series A Preferred Stock so called for redemption the funds necessary for such redemption with a bank or trust company. Any monies so deposited by the Corporation and unclaimed at the end of five years from the date designated for such redemption shall revert to the general fund of the Corporation. After such redemption, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereto to such holder and such holder shall look only to the Corporation for the payment of the redemption price. In the event that monies are deposited pursuant to this paragraph (D) in respect of shares of the Series A Preferred Stock that are converted in accordance with the provisions of Section 6, such monies shall upon such conversion, revert to the general funds of the Corporation and, upon demand, such bank or trust company shall pay over to the Corporation such monies and shall thereupon be relieved of all responsibility to the holders of such shares in respect thereof. Any interest accrued on funds so deposited pursuant to this paragraph (D) shall be paid from time to time to the Corporation for its own account; and

        (E) Upon the deposit of funds pursuant to paragraph (D) in respect of shares of the Series A Preferred Stock called for redemption, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, and all rights of the holders of the shares of the Series A Preferred Stock called for redemption shall cease and terminate, excepting only the right to receive the redemption price therefor and the right to convert such shares into shares of Common Stock until the close of business on the third business day preceding the redemption date, as provided in Section 6.

        Section 10.  Notices of Corporate Action.  In the event of:

        (A) Any taking by the Corporation by a record of the holders of its Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a dividend payable solely in cash or shares of Common Stock) or other distribution, or any right or warrant to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

        (B) Any capital reorganization, reclassification or recapitalization of the Corporation (other than a subdivision or combination of the outstanding shares of its Common Stock), any consolidation or merger involving the Corporation and any other person (other than a consolidation or merger with a wholly-owned subsidiary of the Corporation, provided that the Corporation is the surviving or the continuing corporation and no change occurs in the Common Stock), or any transfer of all or substantially all the assets of the Corporation to any other person; or

        (C) Any voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, and in each such case, the Corporation shall cause to be mailed to each transfer agent for the shares of the Series A Preferred Stock and to the holders of record of the outstanding shares of the Series A Preferred Stock, at least 20 days (or ten days in case of any event specified in clause (A) above) prior to the applicable record or effective date hereinafter specified, a notice stating
(i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character of such dividend, distribution or right or (ii) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding up. Such notice shall also state whether such transaction will result in any adjustment in the number of shares of Common Stock into which shares of the Series A Preferred Stock are convertible and, if so, shall state the new number of shares of Common Stock into which each share

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of the Series A Preferred  Stock shall be convertible  upon such  adjustment and when such adjustment will become effective. The failure to give any notice required by this Section 9, or any defect therein, shall not affect the legality or validity of any such action requiring such notice.